EXHIBIT 99.1
DOLAN MEDIA COMPANY
REPORTS SECOND QUARTER 2007 RESULTS
•	Second quarter 2007 total revenues increased 33% year-over-year to $37.1 million

•	Including non-cash preferred stock interest expense of $26.3 million, net loss for second quarter 2007 was $21.9 million, resulting in net loss per diluted share of $2.34

•	Second quarter adjusted EBITDA increased 33% year-over-year to $10.1 million (see “Non-GAAP Financial Measures” below)

•	Completed initial public offering of 10.5 million shares of common stock at an offering price of $14.50 per share on August 7, 2007
MINNEAPOLIS, MN (September 6, 2007) — Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for the three and six months ended June 30, 2007.
Total revenues for the second quarter of 2007 were $37.1 million, an increase of 32.8% from $27.9 million recorded in the same period last year. Net loss for the second quarter of 2007 was $21.9 million, or $2.34 per diluted share on 9.3 million weighted average shares outstanding on a diluted basis, compared to a net loss of $8.4 million, or $0.90 per diluted share on 9.4 million weighted average shares outstanding on a diluted basis, in the second quarter of 2006. Net loss for the second quarter of 2007 included non-cash interest expense of $26.3 million related to the company’s redeemable preferred stock versus $8.8 million for the same prior-year period, and a minority interest charge of $0.8 million (which is related to the minority membership interests held by two parties in American Processing Company, which operates the company’s mortgage default processing services business) versus $0.5 million for the same prior-year period.
Adjusted EBITDA for the second quarter of 2007 was $10.1 million, or 27.3% of revenues, an increase of 33.2% from $7.6 million, or 27.2% of revenues, in the same prior-year period. See “Non-GAAP Financial Measures” below for a description of how the company calculates adjusted EBITDA and why the company thinks it is an important measure of its performance.
On August 7, 2007, Dolan Media completed an initial public offering and raised approximately $138.1 million in net proceeds through the sale of 10.5 million shares of common stock. The company’s net proceeds from the offering were used to redeem all outstanding shares of the company’s preferred stock and to repay $30 million of outstanding indebtedness under the company’s credit facility. The company intends to use the remaining proceeds of approximately $7.0 million for general corporate purposes, including acquisitions and working capital. Because the company redeemed or converted all of its outstanding shares of preferred stock, the company will not incur non-cash interest expense related to redeemable preferred stock for periods after August 7, 2007.
On August 8, 2007, Dolan Media refinanced its bank debt with a syndicate led by US Bank. The new debt facility includes a $50.0 million term loan and a $150.0 million revolving line of credit.
“We are very pleased with our second quarter 2007 results as we generated year-over-year revenue growth of 33%, maintained our adjusted EBITDA margin and prepared the company for our successful initial public offering,” said James P. Dolan, president, chief executive officer and chairman.
“Our strong second quarter performance was driven by growth in all of our key business areas, including significant expansion within our higher-margin Professional Services Division and organic growth within existing businesses of our Business Information Division,” Dolan said. “At the same time, we maintained tight expense controls and held our adjusted EBITDA margin at slightly over 27% for the second quarter of 2007.”
“This is a very dynamic time in the marketplace, and we are pursuing a number of initiatives to enhance our market share and capitalize on our significant growth prospects,” Dolan said. “Part of our growth strategy is acquiring complementary businesses, and our pipeline entering the second half of 2007 remained strong. We are seeing quality deals for both divisions. At the same time, we remain focused on driving results to the bottom line by leveraging our complementary portfolio of businesses and increasing the centralization and scale in our business model. Looking ahead, we believe we will continue to benefit from our niche focus. We remain confident in our position as a leading provider of essential and proprietary business information and professional services.”
Total revenues for the six months ended June 30, 2007, were $72.8 million, an increase of 43.7% from $50.6 million recorded in the same period last year. Net loss for the first six months of fiscal 2007 was $49.6 million, or $5.32 per diluted share on 9.3 million weighted average shares outstanding on a diluted basis, compared to a net loss of $9.5 million, or $1.03 per diluted share on 9.2 million weighted average shares outstanding on a diluted basis, in the comparable period last year. Net loss for the six months ended June 30, 2007, included non-cash interest expense related to the company’s redeemable preferred stock of $56.3 million versus $13.5 million for the same prior-year period and a minority interest charge of $1.7 million versus $0.6 million for the same prior-year period. Adjusted EBITDA for the first six months of 2007 was $20.9 million, or 28.7% of revenues. This represented an increase of 55.1% from $13.4 million, or 26.6% of revenues, for the same prior-year period.
Second Quarter 2007 Results
Total revenues for the second quarter of 2007 were $37.1 million, an increase of 32.8% from $27.9 million in the same period last year. Indicating the evolving mix of the company’s activities, Business Information Division revenues for the three months ended June 30, 2007, represented 58.3% of total revenues compared to 67.2% in the same prior-year period. Likewise,

Professional Services Division revenues increased to 41.7% of total revenues from 32.8% for the same prior-year period.
Total operating expenses for the second quarter of 2007 were $30.8 million, or 83.0 % of total revenues, an increase of 34.8% from $22.8 million, which was 81.8% of total revenues for the same prior-year period.
Direct operating expenses for the three months ended June 30, 2007, were $12.0 million, an increase of 22.0% from $9.8 million in the corresponding period last year. The increase was largely attributable to increased compensation expense and employee benefits related to the January 2007 acquisition of the mortgage default processing service business of Feiwell & Hannoy in Indiana. As a percentage of revenue, direct operating expense decreased 290 basis points to 32.4%.
Selling, general and administrative expenses were $16.0 million for the three months ended June 30, 2007, an increase of 44.9% from $11.0 million for the same prior-year period. The increase was the result of increased salaries and benefits for the mortgage default processing service business of Feiwell & Hannoy as well as increased corporate insurance costs.
Operating income for the second quarter of 2007 was $7.6 million, or 20.6% of revenues, an increase of 35.9% from $5.6 million, which was 20.1% of revenues in the same prior-year period. Operating income for the three months ended June 30, 2007, and 2006, included equity in earnings of Detroit Legal News Publishing, LLC of $1.3 million and $0.5 million, respectively.
Business Information Division Results
Business Information Division revenues for the second quarter of 2007 were $21.6 million, an increase of 15.2% from $18.7 million for the same prior-year period. Growth in the division was primarily driven by an 15.2% year-over-year increase in display and classified advertising revenues and a 29.8% year-over-year increase in public notice revenues. Circulation revenues remained flat at $3.4 million for the three months ended June 30, 2007, and 2006.
Total direct operating expenses for the Business Information Division for the second quarter of 2007 increased 5.9% to $7.0 million from $6.6 million for the same prior-year period. The growth was primarily as a result of increased costs due to the March 2007 acquisition of Venture Publications in Mississippi. Selling, general and administrative expenses for the division increased 20.5% to $8.8 million from $7.3 million due to increased costs from the Venture acquisition as well as increased overall wage costs and expenses from various marketing campaigns. Total Business Information Division operating expenses as a percentage of division revenues decreased slightly to 78.1% in the second quarter of 2007 from 78.9% in the prior-year period.
Professional Services Division Results

Professional Services Division revenues for the second quarter of 2007 were $15.5 million, an increase of 68.8% from $9.2 million for the same prior-year period. Growth in the Professional Services Division was driven by an 85.5% increase in mortgage default processing services revenues and a 28.2% increase in appellate services revenues. The revenue increases are due to the addition of the mortgage default processing business of Feiwell & Hannoy in Indiana that the company acquired in January 2007, the increased number of mortgage default case files serviced by American Processing Company (APC) for clients of Trott & Trott in Michigan, and a greater number of appellate filings handled by Counsel Press.
Total direct operating expenses attributable to the Professional Services Division increased 55.2% to $5.0 million from $3.2 million for the same prior-year period, primarily due to the expenses of the mortgage default processing service business acquired from Feiwell & Hannoy. Selling, general and administrative expenses for the division increased 73.8% to $4.6 million from $2.6 million primarily due to increased costs associated with the Feiwell & Hannoy acquisition and costs associated with APC’s move to a new leased office facility in June 2007. Total Professional Services expenses as a percentage of division revenues decreased to 72.0% for the three months ended June 30, 2007, from 74.8% for the prior-year period.
Business Outlook
Due to the timing of the second quarter 2007 earnings release and conference call being so close to the end of the third quarter, the company is providing third quarter guidance. In the future, the company plans to provide annual guidance that will be updated quarterly.
For the third quarter of fiscal 2007, the company expects total revenues to be in the range of $35 to $37 million and adjusted EBITDA to be in the range of $9 to $9.5 million.
For the full-year 2007, the company expects revenues to be in the range of $142 to $146 million and adjusted EBITDA to be in the range of $38 to $39 million
Non-GAAP Financial Measures
The company provides “adjusted EBITDA,” which is a non-GAAP financial measure. The adjusted EBITDA measure presented consists of income (loss) from operations before:
•	non-cash interest expense related to redeemable preferred stock;

•	net interest expense;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense; and

•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.

The company is providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps the company evaluate and compare its performance on a consistent basis for different periods of time. The company believes this non-GAAP measure, as it has defined it, helps it evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results the impact of the non-cash interest expense arising from the common stock conversion option in its series C preferred stock (which will have no impact on its financial performance for periods after August 7, 2007, the date the company consummated its initial public offering, due to the redemption or conversion of all of its outstanding shares of preferred stock), as well as the impact of the company’s net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that the company has completed since its inception. Similarly, adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options that the company has granted. The company excludes this non-cash expense from adjusted EBITDA because it believes any amount it is required to record as share-based compensation expense contains subjective assumptions over which the company’s management has no control, such as share price and volatility.
     The company also adjusts EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because the company believes this provides more timely and relevant information with respect to its financial performance. The company excludes amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. The company instead includes the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of the company’s performance and ongoing obligations.
     The company believes that adjusted EBITDA is meaningful information about its business operations that investors should consider along with the company’s GAAP financial information. The company uses adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure its operating performance and the effectiveness of its operating strategies. The company also uses a variation of adjusted EBITDA in monitoring its compliance with certain financial covenants in its credit agreement and uses adjusted EBITDA to determine performance-based short-term incentive payments for its executive officers and other key employees.
     Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect the company’s operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of the company’s net loss to adjusted EBITDA (in thousands):

	Three Months		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net loss	(21,858)	$(8,403)	$(49,644)	(9,453)
Non-cash compensation expense	11	—	21	—
Non-cash interest expense related to redeemable preferred stock	26,318	8,816	56,260	13,451
Interest expense, net	1,393	988	3,428	2,464
Income tax expense	967	3,743	4,107	2,508
Amortization of intangibles	1,871	1,315	3,714	2,286
Depreciation expense	889	633	1,645	1,094
Amortization of DLNP intangible	358	347	718	809
Minority interest in net income of subsidiary	807	463	1,707	589
Cash distributions to minority interest	(636)	(303)	(1,102)	(303)

Adjusted EBITDA	10,120	7,599	20,854	13,445

Conference Call
Dolan Media Company will host a conference call today, September 6, 2007, at 3:30 p.m. Central (4:30 p.m. Eastern). The call, which will be hosted by Jim Dolan, president, chief executive officer and chairman, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the Internet and accessible through the investor relations section of the company’s web site at www.dolanmedia.com. The webcast also will be archived online within one hour of the completion of the conference call and will be available at the investor relations section of the company’s web site at www.dolanmedia.com.
About Dolan Media
Dolan Media Company is a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States. The company’s Business Information Division publishes business journals, court and commercial media and other publications, operates web sites and conducts a broad range of events for targeted audiences in each of the 20 geographic markets that it serves across the United States. The company’s

Professional Services Division provides specialized services to the legal profession through its American Processing Company and Counsel Press units. APC is a leading provider of mortgage default processing services to law firms in the United States and Counsel Press is the nation’s largest provider of appellate services to the legal community.
Safe Harbor Statement
In addition to historical information, this release contains forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “intends,” “estimates,” “plans,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our Business Information Division depends on the economies and the demographics of the legal, financial and real estate sectors in the markets we serve; a decrease in paid subscriptions to our print publications, which occurred between June 30, 2006 and 2007, primarily due to the termination of discounted subscriptions programs, could adversely affect our circulation revenues to the extent we are not able to continue increasing our subscription rates and our advertising and display revenues to the extent advertisers begin placing fewer advertisements with us due to decreased readership; APC’s business revenues are very concentrated, as APC currently provides mortgage default processing services to only two customers, Trott & Trott and Feiwell & Hannoy; the key attorneys at each of APC’s two law firm customers are employed by, and hold an indirect equity interest in, APC, and therefore may, in certain circumstances, have interests that differ or conflict with our interests; we are dependent on our senior management team, especially James P. Dolan, our founder, Chairman, President and Chief Executive Officer; and growing our business may place a strain on our management and internal systems, processes and controls. Please see “Risk Factors” contained in our final prospectus relating to our initial public offering filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, and available at the SEC’s website at www.sec.gov, for a description of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as require by federal securities law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Contacts:
Scott Pollei
Executive Vice President and CFO
scott.pollei@dolanmedia.com
612.317.9422
Allyson Pooley / Laura Foster

ICR, Inc.
apooley@icrinc.com/ lfoster@icrinc.com
310.954.1100

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$1,623	786
Accounts receivable (net of allowances for doubtful accounts of $999, and $1,014 as of June 30, 2007 and December 31, 2006, respectively)	18,100	15,679
Prepaid expenses and other current assets	1,914	2,187
Deferred income taxes	152	152

Total current assets	21,789	18,804
Investments	17,511	18,065
Property and equipment, net	11,331	8,230
Finite-life intangible assets, net	79,401	65,881
Goodwill	79,063	72,690
Other assets	4,210	2,449

Total assets	$213,305	$186,119

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$9,812	$7,031
Accounts payable	7,023	4,438
Accrued compensation	3,049	3,526
Accrued liabilities	2,779	1,448
Due to sellers of acquired businesses	—	600
Deferred revenue	10,988	10,752
Mandatorily redeemable preferred stock	164,655	—

Total current liabilities	198,306	27,795
Long-term debt, less current portion	83,350	72,760
Deferred income taxes	4,034	4,034
Deferred revenue and other liabilities	1,832	1,829
Series C mandatorily redeemable, convertible, participating preferred stock, $0.001 par value; authorized, actual: 40,000 shares; issued and outstanding, actual: 38,132 shares	—	73,292
Series B mandatorily redeemable, nonconvertible preferred stock, $0.001 par value; authorized, actual: 40,000 shares issued and outstanding, actual: 0 shares	—	—
Series A mandatorily redeemable, nonconvertible preferred stock, $.001 par value; authorized, actual: 550,000 shares; issued and outstanding, actual: 287,000 shares	—	35,037

Total liabilities	287,522	214,747

Minority interest in consolidated subsidiary	4,281	247
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.001 par value; authorized: 70,000,000 shares; issued and outstanding: 9,324,000 as of June 30, 2007 and December 31, 2006, respectively *	1	1

	June 30,	December 31,
	2007	2006
	(Unaudited)
Additional paid-in capital	324	303
Accumulated deficit	(78,823)	(29,179)

Total stockholders’ deficit	(78,498)	(28,875)

Total liabilities and stockholders’ deficit	$213,305	$186,119

*	Adjusted to reflect a 9 for 1 stock split.

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues
Business Information	$21,588	$18,741	41,068	$36,655
Professional Services	15,467	9,163	31,682	13,964

Total revenues	37,055	27,904	72,750	50,619

Operating expenses
Direct operating: Business Information	6,999	6,612	13,777	13,140
Direct operating: Professional Services	5,005	3,225	10,405	4,582
Selling, general and administrative	15,989	11,032	29,583	20,929
Amortization	1,871	1,315	3,714	2,286
Depreciation	889	633	1,645	1,094

Total operating expenses	30,753	22,817	59,124	42,031
Equity in earnings of Detroit Legal News Publishing, LLC net of amortization of $358, and $347 for the three months ended June 30, 2007 and 2006, respectively and $718 and $809 for the six months ended June 30, 2007, and 2006, respectively	1,330	530	2,245	991

Operating income	7,632	5,617	15,871	9,579
Non-operating expense
Non-cash interest expense related to redeemable preferred stock	(26,318)	(8,816)	(56,260)	(13,451)
Interest expense	(1,393)	(988)	(3,428)	(2,464)
Other expense	(5)	(10)	(13)	(20)

Total non-operating expense	(27,716)	(9,814)	(59,701)	(15,935)

Loss from continuing operations before income taxes and minority interest	(20,084)	(4,197)	(43,830)	(6,356)
Income tax expense	(967)	(3,743)	(4,107)	(2,508)
Minority interest in net income of subsidiary	(807)	(463)	(1,707)	(589)

Net loss	$(21,858)	$(8,403)	(49,644)	$(9,453)

Net loss per share :*
Basic	$(2.34)	$(0.90)	(5.32)	$(1.03)
Diluted	$(2.34)	$(0.90)	(5.32)	$(1.03)
Weighted average shares outstanding:*
Basic	9,324,000	9,351,297	9,324,000	9,176,618
Diluted	9,324,000	9,351,297	9,324,000	9,176,618

*	Adjusted to reflect a 9 for 1 stock split.

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2007	2006

Cash flows from operating activities
Net loss	$(49,644)	$(9,453)
Distributions received from Detroit Legal News Publishing, LLC	2,800	2,100
Minority interest distributions paid	(1,102)	(303)
Non-cash operating activities:
Amortization	3,714	2,286
Depreciation	1,645	1,094
Stock-based compensation expense	21	—
Deferred income taxes	—	112
Change in value of interest rate swap and accretion of interest on note payable	(207)	(614)
Equity in earnings of Detroit Legal News Publishing, LLC	(2,245)	(991)
Minority interest	1,707	589
Non-cash interest related to redeemable preferred stock	56,327	13,513
Amortization of debt issuance costs	79	574
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(2,422)	603
Prepaid expenses and other current assets	(324)	(116)
Other assets	(996)	(128)
Accounts payable and accrued liabilities	4,075	684
Deferred revenue	(739)	(278)

Net cash provided by operating activities	12,689	9,672

Cash flows from investing activities
Acquisitions and investments	(17,335)	(42,262)
Capital expenditures	(4,210)	(809)
Proceeds on note receivable from sale of discontinued operations	—	20

Net cash used in investing activities	(21,545)	(43,051)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	4,000	(13,500)
Proceeds from borrowings on senior term notes	10,000	55,600
Payments on senior long-term debt	(3,700)	(2,250)
Payments of offering costs	(537)	—
Payments of deferred financing costs	(42)	(719)
Other	(28)	(35)

Net cash provided by financing activities	9,693	39,096

Net increase in cash and cash equivalents	837	5,717
Cash and cash equivalents at beginning of year	786	2,348

Cash and cash equivalents at end of year	$1,623	$8,065